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                                                                   Exhibit 10.1

                              AMENDED AND RESTATED
                          CLIFTON SAVINGS BANCORP, INC.
                              EMPLOYMENT AGREEMENT


      This AGREEMENT ("Agreement"), as amended and restated, is hereby entered into as of December 17, 2008, by and between CLIFTON SAVINGS BANCORP, INC. (the "Company"), a federally-chartered corporation and the holding company for CLIFTON SAVINGS BANK, with its principal offices at 1433 Van Houten Avenue, Clifton, New Jersey 07015, and JOHN A. CELENTANO, JR. ("Executive"). Any reference to the "Bank" in this Agreement shall mean Clifton Savings Bank or any successor to Clifton Savings Bank.

      WHEREAS, the Company and Executive entered into an employment agreement as of March 17, 2004; and

      WHEREAS, the Company desires to continue to assure itself of the services of Executive for the period provided for in this Agreement; and

      WHEREAS, Executive and the Board of Directors of the Company desire to enter into an amended and restated employment agreement setting forth the terms and conditions of the continuing employment of Executive and the related rights and obligations of each of the parties and to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and guidance issued with respect to Section 409A of the Code.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.    POSITION AND RESPONSIBILITIES.

      (a) During the period of Executive's employment under this Agreement, Executive agrees to serve as Chairman of the Board and Chief Executive Officer of the Company. Executive shall have responsibility for the general management and control of the business and affairs of the Company and its affiliates and shall perform all duties and shall have all powers which are commonly incident to the offices of Chairman of the Board and Chief Executive Officer or which, consistent with those offices, are delegated to him by the Board of Directors of the Company (the "Board of Directors").

      (b) During the period of Executive's employment under this Agreement, except for periods of absence occasioned by illness, vacation, and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company and its affiliates, as well as participation in community, professional and civic organizations; provided, however, that Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations listed by Executive on his annual conflict of interest reporting.

      (c) The Company will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in this Agreement and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Company.

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2.    TERM OF EMPLOYMENT.

      (a) The term of this Agreement, as amended and restated, shall be (i) the initial term, consisting of the period commencing on the date of this Agreement, as amended and restated (the "Effective Date"), and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 2.

      (b) Commencing on the Effective Date and on each day thereafter, the term under this Agreement shall be renewed automatically for an additional one (1) day period beyond the then effective expiration date without action by any party, provided that neither the Company, on the one hand, nor Executive, on the other, shall have given at least sixty (60) days' written notice of its or his desire that the term not be renewed. In the case such notice is given by one party to the other, the term of this Agreement shall become fixed and shall end on the third anniversary of the date of written notice.

      (c) Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Company may terminate Executive's employment with the Company at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.    COMPENSATION AND BENEFITS.

      (a) Base Salary. The Company agrees to pay Executive during the term of this Agreement a base salary at the rate of $362,437 per annum, payable in accordance with the Company's customary payroll practices. The Board of Directors of the Company shall review annually the rate of Executive's base salary based upon factors they deem relevant, and may maintain or increase his base salary, provided that no such action shall reduce the rate of base salary below the rate in effect on the Effective Date. In the absence of action by the Board of Directors, Executive shall continue to receive a base salary at the per annum rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 3, the rate last properly established by action of the Board of Directors.

      (b) Incentive Compensation. Executive shall be entitled to participate in discretionary bonuses or other incentive compensation programs that the Board of Directors may award from time to time to senior management employees pursuant to bonus plans, or otherwise.

      (c) Automobile and Cellular Phone. The Company or the Bank shall provide Executive with, and Executive shall have the primary use of, an automobile owned or leased by the Company or the Bank and the Company or the Bank shall pay (or reimburse Executive) for all expenses of insurance, registration, operation and maintenance of the automobile. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile, as the Company or the Bank may establish from time to time, and the Company or the Bank shall annually include on Executive's Form W-2 any amount attributable to Executive's personal use of such automobile. The Company or the Bank shall also provide Executive with a cellular phone and shall pay (or reimburse Executive) for all reasonable expenses related to the business use of such phone.

      (d) Vacation and Holidays. Executive shall take vacation at a time mutually agreed upon by the Company and Executive. Executive shall receive his base salary and other benefits during periods of vacation. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Company or the Bank.

      (e) Other Employee Benefits. In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to continue to participate in any employee benefit plans, arrangements and

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perquisites of the Company or the Bank in which he participated or was eligible to participate as of the Effective Date. Executive shall also be entitled to participate in any employee benefits or perquisites the Company or the Bank offers to full-time employees or executive management in the future. The Company or the Bank will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder without separately providing for an arrangement that ensures Executive receives or will receive the economic value that Executive would otherwise lose as a result of such adverse effect. Without limiting the generality of the foregoing provisions of this paragraph, Executive shall be entitled to participate in or receive benefits under all plans relating to stock options, restricted stock awards, stock purchases, pension, profit sharing, employee stock ownership, supplemental retirement, group life insurance, medical and other health and welfare coverage that are made available by the Company or the Bank at the Effective Time or at any time in the future during the term of this Agreement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

4.    PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

      (a) Upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement, the provisions of this Section 4 shall apply. Unless Executive otherwise agrees, as used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Company of Executive's full-time employment for any reason other than a termination governed by Section 7 of this Agreement; or (ii) Executive's resignation from the Company, upon any event constituting "Good Reason." For purposes of this Agreement, "Good Reason" means shall mean the occurrence of any of the following events without the Employee's consent:

            (i) The assignment to Executive of duties that constitute a material diminution of his authority, duties, or responsibilities (including reporting requirements);

            (ii) A material diminution in Executive's Base Salary;

            (iii) Relocation of Executive to a location outside a radius of 25 miles of the Bank's Clifton, New Jersey office; or

            (iv) Any other action or inaction by the Company that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Company shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted "Good Reason" by Executive. Executive's resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred.

      (b) Upon Executive's termination of employment in accordance with paragraph (a) of this Section 4, on the Date of Termination, as defined in
Section 8 of this Agreement, the Company shall be obligated to pay Executive, or, in the event of his death following the Date of Termination, his beneficiary or beneficiaries, or his estate, as the case may be, an amount equal to the sum of: (i) the base salary and incentive compensation that would have been paid to Executive for the remaining term of this Agreement had the Event of Termination not occurred (based on Executive's then current base salary and most recently paid or accrued bonus (incentive compensation) at the time of the Event of

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Termination), plus (ii) the value, as calculated by a recognized firm customarily performing such valuation, of any stock options which, as of the Date of Termination, have been granted to Executive but are not exercisable by Executive and the value of any restricted stock awards which have been granted to Executive, but in which Executive does not have a non-forfeitable or fully-vested interest as of the Date of Termination, plus (iii) the value of all employee benefits that would have been provided to Executive for the remaining term of this Agreement had the Event of Termination not occurred, based on the most recent level of contribution, accrual or other participation by or on behalf of Executive. The Company shall pay the aggregate sum of these amounts to Executive in a single lump sum payment (without any mitigation) no later than ten (10) business days following Executive's termination of employment.

      (c) In addition to the payments provided for in paragraph (b) of this
Section 4, upon Executive's separation from service in accordance with the provisions of paragraph (a) of this Section 4, to the extent that the Company or the Bank continues to offer any life, medical, health, disability or dental insurance plan or arrangement in which Executive or his dependents participates as of the date of the Event of Termination (each being a "Welfare Plan"), Executive and his covered dependents shall continue participating in such Welfare Plans, subject to the same premium contributions on the part of Executive as were required immediately prior to the Event of Termination until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the end of the remaining term of this Agreement. If the Company or the Bank does not offer the Welfare Plans at any time after the Event of Termination, then the Company shall provide Executive with a payment equal to the premiums for such benefits for the period which runs until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the end of the remaining term of this Agreement.

5.    CHANGE IN CONTROL.

      (a) For purposes of this Agreement, a "Change in Control" of the Bank or Company shall mean one of the following events: (i) there occurs a change in control of the Bank, as defined or determined either by the Bank's primary federal regulator or under regulations promulgated by such regulator; (ii) as a result of, or in connection with, a merger or other business combination, sale of assets or contested election, the persons who were directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or its successor; (iii) the Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Bank; (iv) the Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank; (v) the Company merges into or consolidates with another corporation, or merges another corporation into the Company and, as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation; (vi) the Company files, or is required to file, a report on Schedule 13D, or another form or schedule required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, disclosing that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company's voting securities, except for beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly owns 50% or more of its outstanding voting securities; (vii) during any period of two consecutive years, individuals who constitute the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two-thirds 2/3 of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or (viii) the Company sells to a third party all or substantially all of its assets.

      (b) If any of the events described in paragraph (a) of this Section 5, constituting a Change in Control, have occurred or the Board of Directors

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determines that a Change in Control has occurred, Executive shall be entitled to the benefits provided for in paragraphs (c), (d), and (e) of this Section 5 upon his termination of employment at any time during the term of this Agreement on or after the date the Change in Control occurs due to (i) Executive's dismissal;
(ii) Executive's resignation following any event of Good Reason (as defined in Section 4(a) of this Agreement); or (iii) Executive's resignation for any reason within ninety (90) days of the effective date of a Change in Control, unless Executive's termination is for Just Cause as defined in Section 7 of this Agreement; provided, however, that such benefits shall be reduced by any payment made under Section 4 of this Agreement.

      (c) Upon the occurrence of a Change in Control followed by Executive's termination of employment, as provided for in paragraph (b) of this Section 5, the Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, the greater of the payments and benefits due for the remaining term of the Agreement, pursuant to the provisions of Section 4 of this agreement, or three (3) times the sum of the following items:

            (i) the average of the Executive's Base Salary (as defined in Section 3(a) of the Agreement), at the highest rate in effect during each of the five (5) most recently completed calendar years preceding the Change in Control;

            (ii) the average of the cash incentive compensation or bonus paid to Executive, or accrued on Executive's behalf, with respect to each of the five
(5) most recently completed calendar years preceding the Change in Control;

            (iii) the average of the income realized by Executive during each of the five (5) most recently completed calendar years preceding the Change in Control as a result of the vesting of any restricted shares of Company common stock held by or on behalf of Executive;

            (iv) the sum of the average of the value of the deferrals, allocations or contributions made by Executive or on behalf of Executive by the Bank, during each of the five (5) most recently completed calendar years preceding the Change in Control, under the Bank's employee stock ownership and 401(k) savings plans (or any other tax-qualified defined contribution retirement plan sponsored by the Bank) and any supplemental executive retirement plan (or any similar provision of any similar plan) in which Executive participates as of the Change in Control. For purposes of this clause (iv), the value of allocations made to Executive under the employee stock ownership plan or the supplemental executive retirement plan shall be valued by reference to the fair market value of Company common stock as of the date of allocation; and

            (v) the average of any other taxable income included by the Bank or the Company on Executive's Form W-2 or reflected on a Form 1099 provided by the Bank or the Company to Executive, excluding: A) income attributable to Executive's exercise of a non-statutory stock option; B) income related to Executive's disqualifying disposition of an incentive stock option to acquire Company common stock; C) income related to the distribution of benefits under any tax-qualified or non-tax-qualified retirement or deferred compensation plan or arrangement sponsored by the Company or the Bank (including the Clifton Savings Bank Amended and Restated Directors' Retirement Plan); or D) income attributable to payments made in lieu of any benefits payable under a plan covered by the preceding clause C) of this paragraph, during each of the five
(5) most recently completed calendar years preceding the Change in Control.

            The Company shall make the payment to Executive in a single lump sum no later than ten (10) business days following his termination of employment.

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      (d) Upon the occurrence of a Change in Control and Executive's termination of employment in connection therewith, to the extent that the Company or the Bank continues to offer any life, medical, health, disability or dental insurance plan or arrangement in which Executive or his dependents participated immediately prior to the Change in Control, Executive and his covered dependents shall continue participating in such Welfare Plans, subject to the same premium contributions on the part of Executive as were required immediately prior to the Change in Control, until the earlier of (i) Executive's death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the expiration of thirty-six (36) months. If the Company or the Bank does not offer the Welfare Plans at any time after the Change in Control, the Company shall provide Executive with a payment equal to the premiums for such benefits for the period which runs until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the expiration of thirty-six (36) months.

      (e) The use or provision of any membership, license, automobile use, or other perquisites shall be continued during the remaining term of the Agreement on the same financial terms and obligations as were in place immediately prior to the Change in Control. To the extent that any item referred to in this paragraph, at the end of the term of this Agreement, will no longer be available to Executive, Executive will have the option to purchase all rights then held by the Company or the Bank to such item for a price equal to the then fair market value of the item.

6.    CHANGE IN CONTROL RELATED PROVISIONS.

      Notwithstanding the provisions of Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount", as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by Section 5 shall be determined by Executive.

7.    TERMINATION FOR JUST CAUSE.

      The phrase termination for "Just Cause" shall mean termination because of Executive's personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, incompetence, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a simple majority of all of the members of the Board of Directors at a meeting of the Board of Directors called and held for that purpose, finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause.

8.    NOTICE.

      (a) Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which

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shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

      (b) "Date of Termination" shall mean the date specified in the Notice of Termination.

9.    POST-TERMINATION OBLIGATIONS.

      All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with Section 10 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Company. Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation to which it or any of its affiliates is, or may become, a party.

10.   NON-COMPETITION AND NON-DISCLOSURE.

      (a) Upon any termination of Executive's employment pursuant to Section 4 of this Agreement, Executive agrees not to compete with the Company or its affiliates for a period of one (1) year following such termination in any city, town or county in which Executive's normal business office is located and the Company or any of its affiliates has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company or its affiliates. The parties hereto, recognizing that irreparable injury will result to the Company or its affiliates, its business and property in the event of Executive's breach of this Subsection 10(a), agree that in the event of any such breach by Executive, the Company or its affiliates will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 4 of this Agreement, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company or its affiliates, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company or its affiliates from pursuing any other remedies available to the Company or its affiliates for such breach or threatened breach, including the recovery of damages from Executive.

      (b) Executive recognizes and acknowledges that his knowledge of the business activities and plans for business activities of the Company and its affiliates as it may exist from time to time, is a valuable, special and unique asset of the business of the Company and its affiliates. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company and its affiliates to any person, firm, corporation or other entity for any reason or purpose whatsoever, unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company or its affiliates. In the event of a breach or threatened breach by Executive of the provisions of this Section 10(b), the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, knowledge of the past, present, planned or considered business activities of the Company or its affiliates or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from

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pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

11.   DEATH AND DISABILITY.

      (a) Death. Notwithstanding any other provision of this Agreement to the contrary, in the event of Executive's death during the term of this Agreement, the Company shall immediately pay his estate any salary and bonus accrued but unpaid as of the date of his death, and, for a period of six (6) months after Executive's death, the Company shall continue to provide his dependents medical insurance benefits existing on the date of his death and shall pay Executive's designated beneficiary all compensation that would otherwise be payable to him pursuant to Section 3(a) of this Agreement. This provision shall not negate any rights Executive or his beneficiaries may have to death benefits under any employee benefit plan of the Company or the Bank.

      (b)   Disability.

            (i) The Company or Executive may terminate Executive's employment after having established Executive's Disability. For purposes of this agreement, "Disability" means a physical or mental infirmity that impairs Executive's ability to substantially perform his duties under this Agreement and that results in the Executive becoming eligible for long-term disability benefits under the Company's or the Bank's long-term disability plan (or, if the Company or the Bank has no such plan in effect, that impairs Executive's ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board of Directors shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, the Board of Directors may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

            (ii) In the event of Disability, Executive's obligation to perform services under this Agreement will terminate. In the event of such termination, Executive shall continue to receive (x) one hundred percent (100%) of his monthly Base Salary (at the annual rate in effect on the Date of Termination) through the one hundred eightieth (180th) day following the Date of Termination by reason of Disability and (y) sixty percent (60%) of his monthly base salary from the one hundred eighty-first (181st) day following termination through the earlier of the date of his death or the date he attains age 70. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any disability program sponsored by the Company or the Bank. In addition, during any period of Executive's Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) of the Company or the Bank in which Executive participated prior to the occurrence of Executive's Disability, on the same terms as if Executive were actively employed by the Company.

12.   SOURCE OF PAYMENTS.

      (a) All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Company, subject to Section 12(b).

      (b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Employment Agreement in effect between Executive and the Bank (the "Bank Agreement"), such compensation payments and benefits paid by the Bank will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this

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Agreement and the Bank Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank.

13. EFFECT OF PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

      This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment or change in control agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14. NO ATTACHMENT.

      (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

      (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company and their respective successors and assigns.

15.   MODIFICATION AND WAIVER.

      (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

      (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.   SEVERABILITY.

      If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any remaining part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.   HEADINGS FOR REFERENCE ONLY.

      The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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18.   GOVERNING LAW.

      Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, without regard to principles of conflicts of law of New Jersey.

19.   ARBITRATION.

      Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

      In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

20.   PAYMENT OF LEGAL FEES.

      All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

21.   INDEMNIFICATION.

      The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under New Jersey law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the costs of reasonable settlements.

22.   SUCCESSOR TO THE COMPANY.

      The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

23.   REQUIRED PROVISIONS.

      In the event any of the provisions of this Section 23 are in conflict with the other terms of this Agreement, this Section 23 shall prevail.

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      (a) The Company's board of directors may terminate Executive's employment at any time, but any termination by the Company, other than termination for Just Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in
Section 7 of this Agreement.

      (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Company's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(3) or (g)(1); the Company's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion:
(i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

      (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Company's affairs by an order issued under
Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), all obligations of the Company under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

      (d) If the Company is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1813(x)(1) all obligations of the Company under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

      (e) All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Company: (i) by the Director of the OTS (or his designee), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Company or when the Company is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

      (f) Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. ss.1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

24.   SECTION 409A OF THE CODE.

      (a) This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the "short-term deferral exception" under Treasury Regulation Section 1.409A-1(b)(4) and the "separation pay exception" under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section

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409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with (b) below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

      (b) If when separation from service occurs Executive is a "specified employee" within the meaning of Section 409A of the Code, and if the cash severance payment under Section 4(b) or 5(c), (e) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the "short-term deferral exception" under Treasury Regulations
Section 1.409A-1(b)(4) or the "separation pay exception" under Treasury Section 1.409A-1(b)(9)(iii)), the Company will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 4(b) or 5(c), (e) to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

      (c) If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 4(c) or 5(d) it is not possible to continue coverage for Executive and his dependents, or (y) when a separation from service occurs Executive is a "specified employee" within the meaning of
Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 4(c) or 5(d) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Company shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Company's projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Executive's employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 24(b) applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

      (d) References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

                                       12

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                                   SIGNATURES

      IN WITNESS WHEREOF, Clifton Savings Bancorp, Inc. has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Executive has signed this Agreement, on December 17, 2008.


ATTEST:                                   CLIFTON SAVINGS BANCORP, INC.



/s/ Walter Celuch                         By: /s/ John A. Celentano, Jr.
------------------------                      --------------------------------
Corporate Secretary                           For the Entire Board of Directors



            [SEAL]


WITNESS:                                  EXECUTIVE


/s/ Walter Celuch                             /s/ John A. Celentano, Jr.
------------------------                      --------------------------------
Corporate Secretary                           John A. Celentano, Jr.


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